EXHIBIT 99.2
Peak Resorts, Inc.
Compensation Committee Charter
I. Purpose
     The purpose of the Compensation Committee (the “Committee”) is to carry out the responsibilities delegated by the board of directors (the “Board”) of Peak Resorts, Inc. (the “Company”) relating to the review and determination of executive compensation.
II. Membership
     The Committee of the Board shall consist of three or more directors. Each member of the Committee shall be independent in accordance with the requirements of Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the NASDAQ.
     Each member of the Committee must qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as amended.
     The members of the Committee shall be appointed by the Board. The members of the Committee shall be appointed shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.
III. Duties and Responsibilities
     The Committee shall have the following authority and responsibilities:
     (1) To review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee may consider the company’s performance and relative shareholder return, the value of similar incentive awards given to CEOs at comparable companies and the awards given to the company’s CEO in past years.
     (2) To approve the compensation of all other executive officers.
     (3) To review, and make recommendations to the Board regarding, incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval by the stockholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan.
     (4) To review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Company’s annual report on Form 10-K and proxy statement and produce the compensation committee report on executive officer compensation required to be included in the Company’s proxy statement or annual report on Form 10-K.
     (5) To review, and make recommendations to the Board regarding, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans.
     (6) To review, and make recommendations to the Board regarding, all employee benefit plans for the Company, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to administer such plans.
     (7) To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.
IV. Outside Advisors
     The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside counsel and any other advisors.
     In retaining compensation consultants, outside counsel and other advisors, the Committee will take into consideration the factors specified by cognizant regulatory authorities.
V. Structure and Operations
     The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least four times a year at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.
     The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.
     The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.
VI. Delegation of Authority
     The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.
VII. Performance Evaluation
     The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

3